Exhibit 99.1

Diadexus, Inc. Reports Second Quarter 2015 Financial Results

-- Conference Call Today at 4:30 p.m. ET (1:30 p.m. PT) --

SOUTH SAN FRANCISCO, Calif., August 13, 2015 -- Diadexus, Inc. (OTCQB: DDXS), a diagnostics company developing and commercializing products that aid in the prediction of cardiac disease risk, today announced financial results for the six months and quarter ended June 30, 2015, and provided an update on the business.

“During the second quarter, we achieved several key milestones and corporate objectives that establish a path towards accelerated revenue growth” said Lori Rafield, Ph.D., chairman and chief executive officer for Diadexus. “The recent appointment of Hodi Hammond, our new Vice President of Sales, brings to Diadexus another highly experienced member of the management team.  His prior experience and background will be invaluable as we work to evolve our business model to providing solutions for unfulfilled physician needs. Regarding ProADM, our heart failure diagnostic biomarker, we remain on track to file a regulatory submission in early 2016.”

Dr. Rafield continued:  “On the corporate front, we successfully completed a 1-for-15 reverse stock split, which we believe is a critical step toward a NASDAQ uplisting, and is part of a larger strategic initiative to increase awareness and visibility for Diadexus.”

Year-To-Date June 30, 2015 Financial Results

Total revenues for the six months ended June 30, 2015 were $10.1 million, compared to $13.1 million for the six months ended June 30, 2014. This decrease is primarily attributable to lower PLAC® ELISA product sales and a decrease in service revenues related to a GSK agreement which completed during the fourth quarter of 2014.

Total product sales for the six months ended June 30, 2015 were $10.0 million, compared to $11.6 million for the six months ended June 30, 2014.  This decrease is primarily attributable to lower PLAC® ELISA sales to our largest customer, Health Diagnostics Laboratory (HDL), due to its filing for bankruptcy in June 2015.  Partially offsetting the HDL decrease is increased PLAC® ELISA sales to regional and national labs. Subsequent to its bankruptcy filing, HDL continued to place orders with the Company, on a cash-in-advance basis.

Total operating costs and expenses for the six months ended June 30, 2015 were $13.5 million, compared to $17.2 million for the six months ended June 30, 2014. This decrease is primarily attributable to lower research and development (R&D) expenses related to the B.R.A.H.M.S. GmbH license agreement for the Company’s three heart failure biomarkers.  The decrease was also the result of reduced personnel expenses during the first half of 2015, following the restructuring which was implemented during the fourth quarter of 2014. These decreases were partially offset by a $0.9 million provision for doubtful accounts related to HDL’s bankruptcy.

The Company's net loss for the six months ended June 30, 2015 was $4.3 million, or $1.13 per share, compared to a net loss of $4.5 million, or $1.24 per share, for the six months ended June 30, 2014.

Cash and cash equivalents at June 30, 2015 were $12.1 million, compared to $14.9 million at December 31, 2014.

Second Quarter 2015 Financial Results

Total revenues for the second quarter of 2015 were $4.6 million, compared to $7.7 million reported in the second quarter of 2014. This decrease is primarily attributable to lower PLAC® ELISA product sales and a decrease in service revenues related to a GSK agreement which completed during the fourth quarter of 2014.

Total product revenues for the second quarter of 2015 were $4.5 million, compared to $6.6 million for the second quarter of 2014. This decrease is primarily attributable to lower PLAC® ELISA sales to HDL, partially offset by increased PLAC® ELISA sales to regional and national labs.

Total operating costs and expenses for the second quarter of 2015 were $7.5 million, compared to $7.9 million for the second quarter of 2014. This decrease is primarily the result of reduced personnel expenses during the second quarter of 2015, following the restructuring which was implemented during the fourth quarter of 2014. This decrease was partially offset by research and development (R&D) expenses related to the B.R.A.H.M.S. GmbH license agreement for the Company’s three heart failure biomarkers and a $0.9 million provision for doubtful accounts related to HDL’s bankruptcy.

The Company's net loss for the second quarter 2015 was $3.3 million, or $0.87 per share, compared to a net loss of $0.4 million, or $0.12 per share, in the second quarter of 2014.

Financial Guidance

Due to the HDL bankruptcy, and the accompanying uncertainty around their ongoing business operations, Diadexus is rescinding its previously stated revenue guidance for 2015.  The Company will not be providing an outlook for 2015 at this time.

Recent Developments and Outlook

PLAC® Business

•	PLAC® ELISA
o

Seeing significant growth from national and regional labs.  Continues to provide a solid foundation of revenue and important cash flow for Diadexus.  The Company continues to diversify its base of lab partners to ensure a stable foundation to revenue.

•	PLAC® Activity
o

New partnership established with Mayo Medical Laboratories in June 2015 for the integration and use of PLAC Activity testing into clinical practice. Once fully integrated, the test will be available to patients and providers through advanced laboratory testing at more than 5,000 health care organizations.  The Mayo collaboration demonstrates the significant interest PLAC Activity is receiving from both key opinion leaders and the broader scientific and medical community.

o

Diadexus continues to expand its network of hospitals and commercial labs that will offer PLAC Activity.  Alongside its medical affairs efforts, the Company is assembling a highly experienced sales force dedicated to this sales channel to secure contracts with these organizations and drive demand.

o

Primary market research conducted by the Company, confirms that primary care physicians (PCPs) have significant interest in a supplemental test that provides independent and additive value, beyond that provided by a standard lipid panel. This reflects unfulfilled clinical need for actionable information to reduce cardiovascular events in patients at risk.

Heart Failure Franchise

•	ProADM ELISA
o

Diadexus plans to initiate discussions with the FDA in the fall of 2015 and expects to file a 510(k) regulatory submission in early 2016.  The ELISA formatted test will be available through our clinical development services business.

•	ProADM Point-of-Care (POC)
o

A POC format is the next-generation ProADM test.  Minimizing turnaround time for quality laboratory tests is a need expressed by cardiologists and emergency physicians treating patients with acute cardiovascular conditions.

o

Quantitative market research conducted by the Company confirms that physicians have significant interest in a test that provides actionable information not fulfilled by standard tests, including natriuretic peptides like BNP.

o	Feasibility testing is complete. Partners for a POC system have been identified and the Company is assembling the development plans to commercialize this test.
•	Clinical Development Service Business
o

The short term focus of this effort remains with expanding the number of CROs as customers as an additional channel for selling our PLAC products.  The Company has identified CROs that conduct cardiovascular and metabolic studies and that could benefit from incorporating Lp-PLA2 into their panel of biomarkers used to characterize patients being enrolled in drug development studies.

Webcast

Diadexus will host a conference call and webcast today, August 13, 2015 at 4:30 p.m. ET (1:30 p.m. PT) to discuss the second quarter 2015 financial results and provide a business update. To access the webcast, visit the Company's website at http://investors.diadexus.com/events.cfm.  To access the conference call, dial 1 (855) 666-6874 for domestic callers and (262) 912-6259 for international callers. The conference ID number for both is 93519113. A replay of the webcast will be available shortly following the live webcast for a period of four weeks.

About Diadexus, Inc.

Diadexus, based in South San Francisco, California, is a diagnostics company developing and commercializing products that aid in the prediction of cardiac disease risk, providing healthcare providers with actionable information for managing patients. The Company pioneered the testing of Lp-PLA2 (lipoprotein-associated phospholipase A2), a marker of vascular-specific inflammation that provides new information, over and above traditional risk factors measured in a lipid panel, and has over a decade of peer-reviewed literature validating its utility. Diadexus' products, The PLAC® Test ELISA Kit, first cleared by the FDA in 2003, and The PLAC® Test for Lp-PLA2 Activity, cleared in December 2014, are the only two FDA-cleared tests to measure Lp-PLA2.

The Company also has a pipeline of biomarkers for heart failure, proADM, proET-1 and proANP, with each providing distinct, additive information for healthcare providers over currently available markers. Diadexus also provides services to pharmaceutical partners to address the need to incorporate biomarkers in clinical development. For more information, please visit the Company's website at www.diadexus.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to our revenue growth and guidance, potential NASDAQ uplisting, success of our business model, timing of regulatory submission and clinical and commercial need for our PLAC and ELISA tests. Forward-looking statements are based on current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause actual results to differ materially from those expressed in such forward-looking statements include the factors necessary to achieve our revenue guidance; sales of our PLAC® Test products in the marketplace; our ability to grow revenues from existing and new customers; product pricing and demand with a concentrated customer base; the continued focus of regulatory agencies and payors on costs and our laboratory customer practices; relationships with key customers; our ability to continue to build our heart failure franchise; our ability to identify and build products with additional biomarkers; third party payors’ acceptance of and reimbursement for the PLAC® Tests; our ability to continue to manufacture the PLAC® Tests to meet customer demand; the potential for success of and timing of when our development efforts may be completed; the adequacy of our intellectual property rights and our ability to maintain a proprietary position for our lead product; our limited revenue and cash resources; our significant corporate expenses, including real estate lease liabilities and expenses associated with being a public company; our ability to develop proADM for regulatory submission, and our ability to successfully integrate our new management leadership. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our most recent quarterly report on Form 10-Q, and other reports filed with the Securities and Exchange Commission, and available at the SEC's web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, we disclaim any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

DIADEXUS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues:
Product sales	$4,451	$6,566	$9,978	$11,577
Service revenue	120	1,035	120	1,384
License revenue	—	75	—	150
Total revenues	4,571	7,676	10,098	13,111
Operating costs and expenses:
Product costs of revenue	1,477	1,810	3,046	3,403
Service costs of revenue	—	142	—	187
Sales and marketing	1,220	2,648	2,532	5,129
Research and development	1,684	1,247	2,574	4,288
General and administrative	2,172	2,076	4,436	4,219
Provision for doubtful accounts	904	2	904	2
Total operating costs and expenses	7,457	7,925	13,492	17,228
Loss from operations	(2,886)	(249)	(3,394)	(4,117)
Interest income, interest expense and other income (expense), net:
Interest income	—	—	1	1
Interest expense	(471)	(205)	(939)	(424)
Other income (expense), net	12	13	28	11
Loss before income tax	(3,345)	(441)	(4,304)	(4,529)
Income tax provision	(3)	—	(14)	(12)
Net loss	$(3,348)	$(441)	$(4,318)	$(4,541)
Net loss and Comprehensive loss	$(3,348)	$(441)	$(4,318)	$(4,541)
Basic and diluted net loss per share:	$(0.87)	$(0.12)	$(1.13)	$(1.24)
Weighted average shares used in computing basic and diluted net loss per share	3,835,636	3,662,535	3,814,004	3,657,024

DIADEXUS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$12,092	$14,946
Accounts receivable, net of reserve of $910 and $6 at June 30, 2015 and December 31, 2014, respectively	2,270	4,101
Inventory, net	274	578
Prepaid expenses and other current assets	376	500
Total current assets	15,012	20,125
Restricted cash	1,400	1,400
Property and equipment, net	441	637
Other long-term assets	95	131
Total assets	$16,948	$22,293
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$595	$1,023
Notes payable, current portion	3,298	957
Deferred revenues, current portion	—	120
Deferred rent, current portion	168	128
Unfavorable lease obligations	887	820
Accrued and other current liabilities	2,153	3,074
Total current liabilities	7,101	6,122
Non-current portion of notes payable	11,824	13,791
Non-current portion of deferred rent	104	208
Non-current portion of unfavorable lease obligation	491	957
Other long term liabilities	387	369
Total liabilities	$19,907	$21,447
Commitments and contingencies
Stockholders' equity:
Preferred Stock	—	—
Common stock	38	38
Additional paid-in capital	209,684	209,171
Accumulated deficit	(212,681)	(208,363)
Total stockholders' (deficit) equity	(2,959)	846
Total liabilities and stockholders' (deficit) equity	$16,948	$22,293

CONTACTS:

Company Contact:

Leone Patterson

Chief Financial Officer

(650) 246-6400

lpatterson@diadexus.com